Exhibit 23.1

Assentsure PAC
UEN – 201816648N
180B Bencoolen Street #03-01
The Bencoolen Singapore 189648
http://www.assentsure.com.sg

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation of our report dated January 25, 2024 on Form 6-K/A of MMtec Inc, under the Securities Act of 1934 with respect to the consolidated balance sheet of Alpha Mind Technology Limited as of May 31, 2023, and the related consolidated statements of operations and comprehensive income, changes in equity, and cash flows, for the period from January 1, 2023 to May 31, 2023 and the related notes.

/s/ Assentsure PAC

Singapore

January 25, 2024